CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 13, 2009, relating to the financial statements and financial highlights which appears in the September 30, 2009 Annual Report to the Board of Directors and Shareholders of Brandywine Advisors Midcap Growth Fund, a series of Brandywine Blue Fund, Inc., which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
January 28, 2010